Exhibit 21.1
LIST OF SUBSIDIARIES OF HEALTHEQUITY, INC.

HEQ INSURANCE SERVICES, INC., a Utah corporation

HEALTHEQUITY ADVISORS, LLC, a Utah limited liability company

HEALTHEQUITY TRUST COMPANY, a Wyoming corporation

HEALTHEQUITY RETIREMENT SERVICES, LLC, a Delaware limited liability company

WAGEWORKS, INC., a Delaware corporation
FORT EFFECT CORP., a Washington corporation